REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
To the Trustees of and the Shareholders of MFS Government Markets Income Trust:
In planning and performing our audit of the financial statements of MFS Governme nt Markets Income Trust (the Trust) as of and for the year ended November 30, 2010, in accordance with the standards of the Public Company Accounting Oversigh t Board (United States), we considered the Trusts internal control over financia l reporting, including control over safeguarding securities, as a basis for desi gning our auditing procedures for the purpose of expressing our opinion on the f inancial statements and to comply with the requirements of Form N-SAR, but not f or the purpose of expressing an opinion on the effectiveness of the Trusts inter nal control over financial reporting. Accordingly, we express no such opinion. The management of the Trust is responsible for establishing and maintaining effe ctive internal control over financial reporting.In fulfilling this responsibilit y, estimates and judgments by management are required to assess the expected ben efits and related costs of controls. A trusts internal control over financial re porting is a process designed to provide reasonable assurance regarding the reli ability of financial reporting and the preparation of financial statements for e xternal purposes in accordance with generally accepted accounting principles. A trusts internal control over financial reporting includes those policies and pro cedures that (1)pertain to the maintenance of records that, in reasonable detail , accurately and fairly reflect the transactions and dispositions of the assets of the trust; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with gener ally accepted accounting principles, and that receipts and expenditures of the t rust are being made only in accordance with authorizations of management and tru stees of the trust; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of a trusts as sets that could have a material effect on the financial statements. Because of i ts inherent limitations, internal control over financial reporting may not preve nt or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate b ecause of changes in conditions, or that the degree of compliance with the polic ies or procedures may deteriorate.A deficiency in internal control over financia l reporting exists when the design or operation of a control does not allow mana gement or employees, in the normal course of performing their assigned functions , to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financia l reporting, such that there is a reasonable possibility that a material misstat ement of the trusts annual or interim financial statements will not be prevented or detected on a timely basis.


Our consideration of the Trusts internal control over financial reporting was fo r the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (pl acecountry-regionUnited States). However, we noted no deficiencies in the Trusts internal control over financial reporting and its operation, including controls for safeguarding securities, that we consider to be a material weakness, as defi ned above, as of November 30, 2010.This report is intended solely for the inform ation and use of management and the Trustees of MFS Government Markets Income Tr ust and the Securities and Exchange Commission and is not intended to be and sho uld not be used by anyone other than these specified parties. DELOITTE & TOUCHE
 LLP

Boston, Massachusetts
January 14, 2011